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MECH FINANCIAL, INC.
EXHIBIT 23.2
CONSENT OF KPMG LLP

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-49191) on Form S-8 of MECH Financial, Inc. of our report dated January 19, 1999, except as to Note 17 which is as of February 8, 1999 and Note 23 which is as of February 23, 1999, relating to the consolidated statement of condition of MECH Financial, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of MECH Financial, Inc.


/s/ KPMG LLP
Hartford, Connecticut
March 23, 1999

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